Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

BETWEEN

WELLS FARGO & COMPANY, AS ISSUER

AND

CITIBANK, N.A., AS TRUSTEE

DATED AS OF APRIL 1, 2008

TO

INDENTURE

DATED AS OF APRIL 15, 2003, AS SUPPLEMENTED

BY FIRST SUPPLEMENTAL INDENTURE DATED AS OF NOVEMBER 8, 2004

FLOATING RATE CONVERTIBLE

SENIOR DEBENTURES DUE 2033

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”) is made as of the 1st day of April, 2008, between Wells Fargo & Company (the “Company”), and Citibank, N.A., as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee heretofore executed and delivered an Indenture dated as of April 15, 2003 and a First Supplemental Indenture dated as of November 8, 2004 (the “Indenture”); and

WHEREAS, pursuant to the Indenture the Company issued, and the Trustee authenticated and delivered, the Company’s Floating Rate Convertible Senior Debentures Due 2033 (the “Securities”); and

WHEREAS, Section 8.01 of the Indenture provides that the Company, without the consent of the Holders of the outstanding Securities, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental thereto to the extent set forth therein; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Second Supplemental Indenture and to make this Second Supplemental Indenture valid and binding have been complied with or have been done or performed;

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Second Supplemental Indenture, might operate to limit such action, the Company and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Securities:

ARTICLE 1

DEFINITIONS

1.01 General. For all purposes of the Indenture and this Second Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

A.	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Indenture and this Second Supplemental Indenture as a whole and not to any particular Article, Section or subdivision; and

B.	capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE 2

AMENDMENT

2.01 Amendment to Section 1.01(a) of the Indenture. The definition of “Remarketing Purchase Date” in Section 1.01(a) of the Indenture is hereby amended and restated in its entirety as follows:

“Remarketing Purchase Date” means a Remarketing Reset Date or other date on which the Company is required to purchase the Securities pursuant to Section 15.04.

2.02 Amendment to Section 15.03(d) of the Indenture. Section 15.03(d) of the Indenture is hereby amended and restated in its entirety as follows:

(d) If, by 4:00 p.m., New York City time, on any Required Remarketing Date, the Remarketing Agent is unable to remarket all Securities for which an election to remarket has been made or if, at any time prior to delivery and payment for the Securities, a condition precedent in the Remarketing Agreement shall not have been fulfilled, a failed remarketing (“Failed Remarketing”) shall be deemed to have occurred. In the event of a Failed Remarketing, the Company shall issue a press release regarding such Failed Remarketing and stating the aggregate Original Principal Amount of Securities that the Company will repurchase as required pursuant to Section 15.04(a) and publish such information on its website on the World Wide Web.

2.03 Amendment to Section 15.03(f) of the Indenture. Section 15.03(f) of the Indenture is hereby amended and restated in its entirety as follows:

(f) Securities in respect of which a Notice of Remarketing has been given by the Holder thereof may not be converted pursuant to Article 11 hereof on or after the date of the delivery of such Notice of Remarketing unless such Notice of Remarketing has first been validly withdrawn as specified below.

A Notice of Remarketing may be withdrawn by means of a written notice of withdrawal delivered to the office of the Paying Agent in accordance with the Notice of Remarketing at any time prior to the close of business on the Business Day immediately prior to the applicable Remarketing Reset Date specifying:

(i) if certificated Securities have been issued, the certificate numbers for Securities in respect of which such notice of withdrawal is being submitted, or if not, such information as required by the Depositary;

(ii) the Original Principal Amount, in integral multiples of $1,000, of the Securities with respect to which such notice of withdrawal is being submitted; and

(iii) the Original Principal Amount, if any, of such Securities that remain subject to the original Notice of Remarketing and have been or will be delivered for purchase by the Company.

2.04 Amendment to Section 15.04(a) of the Indenture. Section 15.04(a) of the Indenture is hereby amended and restated in its entirety as follows:

(a) If a Failed Remarketing occurs in respect of any Remarketing Reset Date, each Holder of Securities will have the right to require to the Company to purchase for cash all or a portion of its Securities on such Remarketing Reset Date or, if later, the date on which a Failed Remarketing occurs. The Company shall purchase such Securities as promptly as possible following the Failed Remarketing at a purchase price (the “Remarketing Purchase Price”) equal to 100% of the Accreted Principal Amount thereof as of the applicable Remarketing Reset Date, plus accrued and unpaid interest (including Contingent Interest and Liquidated Damages, if any) to, but excluding such Remarketing Reset Date. Each Holder must notify the Paying Agent on or prior to each Remarketing Reset Event Date and any subsequent Remarketing Reset Date of the aggregate Original Principal Amount of Securities it wants the Company to repurchase in the event of a Failed Remarketing. The Holders of Securities who elect to participate in any remarketing will be deemed to have elected to exercise their right to require the Company to purchase the aggregate Original Principal Amount of Securities for which they elected remarketing.

ARTICLE 3

MISCELLANEOUS

3.01 Effectiveness. This Second Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee. Upon the execution and delivery of this Second Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

3.02 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect. For the avoidance of doubt, the parties confirm that the amendments evidenced by this Second Supplemental Indenture are not intended by the parties to (i) discharge, rescind, cancel or extinguish all or any part of the indebtedness represented by the Securities, or (ii) effect a novation, reissuance or disposition of the indebtedness represented by the Securities or to create new indebtedness in respect of the indebtedness represented by the Securities.

3.03 Indenture and Second Supplemental Indenture Construed Together. This Second Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this Second Supplemental Indenture shall henceforth be read and construed together. From and after the effectiveness of this Second Supplemental Indenture, all references to the Indenture in the Indenture and the Securities shall refer to the Indenture as supplemented hereby.

3.04 Confirmation and Preservation of Indenture. The Indenture as supplemented by this Second Supplemental Indenture is in all respects confirmed and preserved.

3.05 Conflict with Trust Indenture Act. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act’”), that is required under the Trust Indenture Act to be part of and govern any provision of this Second Supplemental Indenture, the provision of the Trust Indenture Act shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Second Supplemental Indenture, as the case may be.

3.06 Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.07 Headings. The Article and Section headings of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

3.08 Benefits of Supplemental Indenture, etc. Nothing in this Second Supplemental Indenture or the Securities, express or implied, shall give to any person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Second Supplemental Indenture or the Securities.

3.09 Successors. All agreements of the Company in this Second Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.

3.10 Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be liable or responsible for the validity or sufficiency of this Second Supplemental Indenture or the due authorization of this Second Supplemental Indenture by the Company.

3.11 Certain Duties and Responsibilities of the Trustee. In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of, affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

3.12 Governing Law. THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE.

3.13 Counterpart Originals. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

3.14 Further Assurances. The Company will, upon request by the Trustee, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectively the purposes of this Second Supplemental Indenture.

IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Second Supplemental Indenture on behalf of the respective parties hereto as of the date first above written.

WELLS FARGO & COMPANY, AS ISSUER

By:	/s/ Barbara S. Brett
Name:	Barbara S. Brett
Title:	Senior Vice President and Assistant Treasurer

CITIBANK, N.A., AS TRUSTEE

By:	/s/ Marion O’Connor
Name:	Marion O’Connor
Title:	Vice President